Exhibit 99.1

FOR IMMEDIATE RELEASE

July 30, 2009

THE WALT DISNEY COMPANY REPORTS THIRD QUARTER EARNINGS

BURBANK, Calif. – The Walt Disney Company today reported earnings for its third fiscal quarter and nine months ended June 27, 2009. Diluted earnings per share (EPS) for the third quarter were $0.51, compared to $0.66 in the prior-year quarter. EPS for the current quarter included $0.01 of restructuring and impairment charges while the prior-year quarter included an accounting gain related to the acquisition of the Disney Stores North America, a gain on the sale of movies.com, and the favorable resolution of certain income tax matters which collectively benefited EPS by $0.04. Excluding these items, EPS decreased 16% to $0.52 from $0.62 in the prior-year quarter.

For the nine-month period, diluted EPS was $1.29 compared to $1.87 in the prior-year period. EPS for the current nine months included a gain on the sale of our investment in two pay television services in Latin America and restructuring and impairment charges which together had a net $0.07 adverse impact on EPS. EPS for the prior-year period included the gains and tax benefits discussed above. Excluding these items, EPS for the nine-month period was $1.36 compared to $1.83 in the prior-year nine months.

“While a tough global economy impacted our performance in the quarter, we remain encouraged by the relative strength of our business,” said president and CEO Robert A. Iger. “That strength is the result of Disney’s combination of strong brands, consistent business strategy and the steps we’ve taken to make our businesses more efficient without sacrificing quality.”

The following table summarizes the third quarter and nine-month results for fiscal 2009 and 2008 (in millions, except per share amounts):

	Quarter Ended			Nine months ended
	June 27, 2009	June 28, 2008	Change	June 27, 2009	June 28, 2008	Change
Revenues	$8,596	$9,236	(7)%	$26,282	$28,398	(7)%
Segment operating income (1)	$1,849	$2,320	(20)%	$4,819	$6,707	(28)%
Net income	$954	$1,284	(26)%	$2,412	$3,667	(34)%
Diluted EPS (2)	$0.51	$0.66	(23)%	$1.29	$1.87	(31)%
Cash provided by operations	$1,259	$936	35%	$3,326	$4,201	(21)%
Free cash flow (1)	$881	$583	51%	$2,199	$3,252	(32)%

(1)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures below.
(2)

EPS for the current quarter includes restructuring charges which had a $0.01 per share impact on EPS. EPS for the prior-year quarter included an accounting gain related to the acquisition of the Disney Stores North America, a gain on the sale of movies.com, and the favorable resolution of certain income tax matters which collectively benefited EPS by $0.04. Excluding these items, EPS for the quarter was $0.52, down 16% from the prior-year quarter. EPS for the nine months included a gain on the sale of our investment in two pay television services in Latin America, which is reported in “Other Income” in the consolidated statements of income, and restructuring and impairment charges that together had a $0.07 net impact on EPS. Excluding these items, EPS for the nine months was $1.36, down 26% from the prior-year period.

SEGMENT RESULTS

The following table summarizes the third quarter and nine-month segment operating results for fiscal 2009 and 2008 (in millions):

	Quarter Ended			Nine months ended
	June 27, 2009	June 28, 2008	Change	June 27, 2009	June 28, 2008	Change
Revenues (1):
Media Networks	$3,961	$4,054	(2)%	$11,484	$11,713	(2)%
Parks and Resorts	2,751	3,038	(9)%	7,823	8,535	(8)%
Studio Entertainment	1,261	1,433	(12)%	4,641	5,896	(21)%
Consumer Products	510	569	(10)%	1,779	1,680	6%
Interactive Media	113	142	(20)%	555	574	(3)%

	$8,596	$9,236	(7)%	$26,282	$28,398	(7)%

Segment operating income (loss) (1):
Media Networks	$1,319	$1,520	(13)%	$3,280	$3,805	(14)%
Parks and Resorts	521	641	(19)%	1,074	1,485	(28)%
Studio Entertainment	(12)	97	nm	188	988	(81)%
Consumer Products	96	153	(37)%	458	567	(19)%
Interactive Media	(75)	(91)	18%	(181)	(138)	(31)%

	$1,849	$2,320	(20)%	$4,819	$6,707	(28)%

(1)

Beginning with the first quarter fiscal 2009 financial statements, the Company began reporting its Disney Interactive Media Group along with certain new business initiatives as “Interactive Media” for segment reporting purposes. Prior period amounts have been reclassified to conform to the new presentation.

Media Networks

Media Networks revenues for the quarter decreased 2% to $4 billion and segment operating income decreased 13% to $1.3 billion. The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended			Nine months ended
	June 27, 2009	June 28, 2008	Change	June 27, 2009	June 28, 2008	Change
Revenues:
Cable Networks	$2,563	$2,592	(1)%	$7,219	$7,114	1%
Broadcasting	1,398	1,462	(4)%	4,265	4,599	(7)%

	$3,961	$4,054	(2)%	$11,484	$11,713	(2)%

Segment operating income:
Cable Networks	$1,115	$1,212	(8)%	$2,776	$2,892	(4)%
Broadcasting	204	308	(34)%	504	913	(45)%

	$1,319	$1,520	(13)%	$3,280	$3,805	(14)%

Cable Networks

Operating income at Cable Networks decreased 8% to $1.1 billion for the quarter driven by a decrease in revenue recognized related to annual programming commitments and lower advertising revenue at ESPN, partially offset by the benefit of contractual rate increases and subscriber growth on affiliate revenue. The decrease in revenue recognized related to annual programming commitments was due to the timing of sports programming. During the quarter, we had a net deferral of $37 million of revenue compared to the prior-year quarter when we recognized $79 million of previously deferred revenue. The Company expects that the balance of deferred revenue as of the end of the quarter will be recognized in the fourth quarter. The decrease in advertising revenues was due to a decrease in units sold, partially offset by higher rates.

Broadcasting

Operating income at Broadcasting decreased 34% to $204 million for the quarter primarily due to higher costs for primetime programming and lower advertising sales at the owned television stations and at the ABC Television Network, partially offset by increased international sales of ABC Studios productions, led by Grey’s Anatomy and Criminal Minds. Higher programming costs were driven by increased pilot costs as pick-up decisions this year generally occurred in the current quarter compared to the fourth quarter of the prior year as the Writers Guild of America work stoppage led to delays in pick-up decisions. Lower advertising revenues at the ABC Television Network were primarily due to decreases in news, daytime and primetime. The decrease in primetime was due to lower ratings.

Parks and Resorts

Parks and Resorts revenues for the quarter decreased 9% to $2.8 billion and segment operating income decreased 19% to $521 million. Lower operating income was due to decreases at the Walt Disney World

Resort, Disney Vacation Club, and Disneyland Paris. Operating income comparisons reflected the shift of the Easter holiday from the second quarter in fiscal 2008 to the third quarter in fiscal 2009.

Domestic Operations

Lower operating income at the Walt Disney World Resort was primarily due to decreased guest spending and lower corporate alliance income recognition, partially offset by lower costs. Decreased guest spending was driven by lower average daily hotel room rates and lower average ticket prices, which included the impact of promotional programs such as our Buy 4, Get 3 Free program. Lower costs reflected savings from cost mitigation activities and lower volume, partially offset by labor and other cost inflation. Lower operating income at Disney Vacation Club was primarily due to higher per unit cost of sales.

International Operations

Lower operating income at Disneyland Paris reflected decreased guest spending and hotel occupancy. The decrease in guest spending was due to lower average ticket prices as well as decreased food, beverage and merchandise spending.

Studio Entertainment

Studio Entertainment revenues for the quarter decreased 12% to $1.3 billion and segment operating income decreased $109 million to a loss of $12 million. Lower segment operating results were driven by decreases in worldwide home entertainment and worldwide television distribution, partially offset by an increase in domestic theatrical distribution.

The decrease in worldwide home entertainment was due to lower unit sales of catalog titles and current releases. The Company also recognized lower net effective revenue per unit. Significant current quarter titles included Bedtime Stories, Confessions of a Shopaholic and Bolt while the prior-year quarter included National Treasure 2: Book of Secrets and Enchanted. Lower results in worldwide television distribution reflected more significant titles in the prior-year quarter including Game Plan and Ratatouille in domestic pay television markets and The Chronicles of Narnia: The Lion, The Witch and The Wardrobe in international markets.

The increase in domestic theatrical distribution was primarily due to the strong performance in the current year of UP and Hannah Montana: The Movie, partially offset by higher film cost write-downs and marketing expenses for future quarter releases. The prior-year quarter included The Chronicles of Narnia: Prince Caspian and WALL-E, which was released at the end of the quarter.

Consumer Products

Consumer Products revenues for the quarter decreased 10% to $510 million and segment operating income decreased 37% to $96 million.

Lower segment operating income was due to a decrease at our retail business driven by the Disney Stores North America and lower earned royalty revenue across multiple product categories at Merchandise Licensing due to the difficult retail environment. The decrease at the Disney Stores North America reflected a full period of operations in the current quarter whereas the prior-year quarter included a partial period of operations and royalty revenue from the former licensee.

Interactive Media

Interactive Media revenues for the quarter decreased 20% to $113 million and segment operating results improved from a loss of $91 million in the prior-year quarter to a loss of $75 million in the current quarter.

Lower segment operating loss reflected lower marketing and product development costs at Disney Online and at Disney Interactive Studios. Lower costs at Disney Interactive Studios were more than offset by a decline in unit sales of self-published video games at Disney Interactive Studios reflecting the strong performance of The Chronicles of Narnia: Prince Caspian in the prior-year quarter.

OTHER FINANCIAL INFORMATION

Restructuring and Impairment Charges

During the quarter the Company recorded $21 million of restructuring and impairment charges which primarily consisted of severance costs. For the nine months, restructuring and impairment charges totaled $326 million consisting of $206 million of non-cash impairment charges and $120 million of severance and other costs related to organizational and cost structure initiatives across our businesses.

Corporate and Unallocated Shared Expenses

Corporate and unallocated shared expense decreased from $124 million to $96 million for the quarter primarily due to the reduction and deferral of costs in various corporate departments and an increase in allocation of costs to the business segments.

Net Interest Expense

Net interest expense was as follows (in millions):

	Quarter Ended
	June 27, 2009	June 28, 2008
Interest expense	$(134)	$(161)
Interest and investment income	59	20

Net interest expense	$(75)	$(141)

The decrease in interest expense for the quarter was due to lower effective interest rates.

The increase in interest and investment income for the quarter was due to a gain on the sale of an investment.

Income taxes

The effective income tax rate for the quarter increased to 37.8% from 34.1% in the prior-year quarter as the prior year included a benefit from the favorable resolution of certain prior-year income tax matters.

Cash Flow

Cash provided by operations and free cash flow were as follows (in millions):

	Nine months ended
	June 27, 2009	June 28, 2008	Change
Cash provided by operations	$3,326	$4,201	$(875)
Investments in parks, resorts and other property	(1,127)	(949)	(178)

Free cash flow (1)	$2,199	$3,252	$(1,053)

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows below.

The decrease in free cash flow was driven by lower segment operating results, higher contributions to our pension plans, higher net investment in film and television productions and an increase in capital expenditures, partially offset by lower income tax payments and a decreased net investment in working capital. The increase in capital expenditures reflected the expansion of Disney’s California Adventure, a construction progress payment on two new cruise ships and new broadcast and film production facilities.

Capital Expenditures and Depreciation Expense

Investments in parks, resorts and other property by segment were as follows (in millions):

	Nine months ended
	June 27, 2009	June 28, 2008
Media Networks
Cable Networks	$98	$68
Broadcasting	87	82

Total Media Networks	185	150

Parks and Resorts
Domestic	674	509
International	75	99

Total Parks and Resorts	749	608

Studio Entertainment	110	88
Consumer Products	22	22
Interactive Media	15	24
Corporate	46	57

Total investments in parks, resorts and other property	$1,127	$949

Depreciation expense is as follows (in millions):

	Nine months ended
	June 27, 2009	June 28, 2008
Media Networks
Cable Networks	$82	$66
Broadcasting	66	66

Total Media Networks	148	132

Parks and Resorts
Domestic	606	603
International	239	256

Total Parks and Resorts	845	859

Studio Entertainment	36	28
Consumer Products	21	13
Interactive Media	20	13
Corporate	96	91

Total depreciation expense	$1,166	$1,136

Borrowings

Total borrowings and net borrowings are detailed below (in millions):

	June 27, 2009	Sept. 27, 2008	Change
Current portion of borrowings	$1,142	$3,529	$(2,387)
Long-term borrowings	12,552	11,110	1,442

Total borrowings	13,694	14,639	(945)
Less: cash and cash equivalents	(3,128)	(3,001)	(127)

Net borrowings (1)	$10,566	$11,638	$(1,072)

(1)	Net borrowings is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

The total borrowings shown above include $3,181 million and $3,706 million attributable to Euro Disney and Hong Kong Disneyland as of June 27, 2009 and September 27, 2008, respectively. Cash and cash equivalents attributable to Euro Disney and Hong Kong Disneyland totaled $467 million and $693 million as of June 27, 2009 and September 27, 2008, respectively.

Non-GAAP Financial Measures

This earnings release presents earnings per share excluding certain items, net borrowings, free cash flow, and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of earnings per share, borrowings, cash flow or net income as determined in accordance with GAAP. Earnings per share excluding certain items, net borrowings, free cash flow, and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Earnings per share excluding certain items – The Company uses earnings per share excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. In the current nine months, these items included a gain on the sale of our investment in two pay television services in Latin America and restructuring and impairment charges. In the prior-year nine months, these items included an accounting gain related to the acquisition of the Disney Stores North America, a gain on the sale of movies.com and the favorable resolution of certain income tax matters. The Company believes that information about earnings per share exclusive of these impacts is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business. The following table reconciles reported earnings per share to earnings per share excluding certain items:

	Quarter Ended			Nine Months Ended
	June 27, 2009	June 28, 2008	Change	June 27, 2009	June 28, 2008	Change
Diluted EPS as reported	$0.51	$0.66	(23)%	$1.29	$1.87	(31)%
Exclude:
Restructuring and impairment charges	0.01	—	nm	0.11	—	nm
Other income (1)	—	(0.01)	nm	(0.04)	(0.01)	nm
Favorable resolution of certain prior-year income tax matters	—	(0.03)	nm	—	(0.03)	nm

Diluted EPS excluding certain items	$0.52	$0.62	(16)%	$1.36	$1.83	(26)%

(1)

Other income for the current nine-month period consists of a gain on the sale of our investment in two pay television services in Latin America. Other income for the prior-year quarter and nine months consists of an accounting gain related to the acquisition of the Disney Stores in North America ($18 million pre-tax) and a gain on the sale of movies.com ($14 million pre-tax).

Net borrowings – The Company believes that information about net borrowings provides investors with a useful perspective on our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.

Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

A reconciliation of segment operating income to net income is as follows (in millions):

	Quarter Ended		Nine Months Ended
	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008
Segment operating income	$1,849	$2,320	$4,819	$6,707
Corporate and unallocated shared expenses	(96)	(124)	(268)	(313)
Restructuring and impairment charges	(21)	—	(326)	—
Other income	—	32	114	32
Net interest expense	(75)	(141)	(342)	(411)

Income before income taxes and minority interests	1,657	2,087	3,997	6,015
Income taxes	(626)	(712)	(1,462)	(2,183)
Minority interests	(77)	(91)	(123)	(165)

Net income	$954	$1,284	$2,412	$3,667

CONFERENCE CALL INFORMATION

In conjunction with this release, The Walt Disney Company will host a conference call today, July 30, 2009, at 4:30 PM EST/1:30 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through August 13, 2009 at 7:00 PM EST/4:00 PM PST.

FORWARD-LOOKING STATEMENTS

Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.

Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.

Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.

Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 27, 2008 under Item 1A, “Risk Factors,” and subsequent reports.

The Walt Disney Company

CONSOLIDATED STATEMENTS OF INCOME

(unaudited; in millions, except per share data)

	Quarter Ended		Nine Months Ended
	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008
Revenues	$8,596	$9,236	$26,282	$28,398
Costs and expenses	(6,998)	(7,215)	(22,180)	(22,446)
Restructuring and impairment charges	(21)	—	(326)	—
Other income	—	32	114	32
Net interest expense	(75)	(141)	(342)	(411)
Equity in the income of investees	155	175	449	442

Income before income taxes and minority interests	1,657	2,087	3,997	6,015
Income taxes	(626)	(712)	(1,462)	(2,183)
Minority interests	(77)	(91)	(123)	(165)

Net income	$954	$1,284	$2,412	$3,667

Earnings per share:
Diluted	$0.51	$0.66	$1.29	$1.87

Basic	$0.51	$0.68	$1.30	$1.93

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,874	1,940	1,871	1,963

Basic	1,857	1,900	1,855	1,896

The Walt Disney Company

CONSOLIDATED BALANCE SHEETS

(unaudited; in millions, except per share data)

	June 27, 2009	September 27, 2008
ASSETS
Current assets
Cash and cash equivalents	$3,128	$3,001
Receivables	4,944	5,373
Inventories	1,229	1,124
Television costs	566	541
Deferred income taxes	1,024	1,024
Other current assets	608	603

Total current assets	11,499	11,666
Film and television costs	5,306	5,394
Investments	1,668	1,563
Parks, resorts and other property, at cost
Attractions, buildings and equipment	31,894	31,493
Accumulated depreciation	(17,061)	(16,310)

	14,833	15,183
Projects in progress	1,293	1,169
Land	1,161	1,180

	17,287	17,532
Intangible assets, net	2,305	2,428
Goodwill	22,366	22,151
Other assets	2,153	1,763

	$62,584	$62,497

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$4,767	$5,980
Current portion of borrowings	1,142	3,529
Unearned royalties and other advances	2,697	2,082

Total current liabilities	8,606	11,591
Borrowings	12,552	11,110
Deferred income taxes	2,636	2,350
Other long-term liabilities	3,392	3,779
Minority interests	1,102	1,344

Commitments and contingencies

Shareholders’ equity
Preferred stock, $.01 par value
Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value
Authorized – 3.6 billion shares, Issued – 2.6 billion shares	26,840	26,546
Retained earnings	30,137	28,413
Accumulated other comprehensive loss	(22)	(81)

	56,955	54,878
Treasury stock, at cost, 780.3 million shares at June 27, 2009 and 777.1 million shares at September 27, 2008	(22,659)	(22,555)

	34,296	32,323

	$62,584	$62,497

The Walt Disney Company

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; in millions)

	Nine Months Ended
	June 27, 2009	June 28, 2008
OPERATING ACTIVITIES
Net income	$2,412	$3,667
Depreciation and amortization	1,206	1,178
Gain on sale of equity investment	(114)	(14)
Deferred income taxes	283	(48)
Equity in the income of investees	(449)	(442)
Cash distributions received from equity investees	375	367
Minority interests	123	165
Net change in film and television costs	(280)	(67)
Equity-based compensation	336	290
Impairment charges	206	—
Other	(253)	(169)
Changes in operating assets and liabilities:
Receivables	506	(700)
Inventories	(71)	(224)
Other assets	(382)	(23)
Accounts payable and other accrued liabilities	(488)	230
Income taxes	(84)	(9)

Cash provided by operations	3,326	4,201

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(1,127)	(949)
Proceeds from sale of equity investment	185	14
Acquisitions	(510)	(488)
Other	1	42

Cash used in investing activities	(1,451)	(1,381)

FINANCING ACTIVITIES
Commercial paper repayments, net	(1,985)	(1,447)
Borrowings	1,747	1,000
Repayments of borrowings	(795)	(288)
Dividends	(648)	(664)
Repurchases of common stock	(104)	(2,994)
Exercise of stock options and other	37	492

Cash used in financing activities	(1,748)	(3,901)

Increase/(Decrease) in cash and cash equivalents	127	(1,081)
Cash and cash equivalents, beginning of period	3,001	3,670

Cash and cash equivalents, end of period	$3,128	$2,589